ONTARIO
BRITISH COLUMBIA
ALBERTA
QUEBEC

FORM 53-901F
(Previously Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT UNDER SECTION 75(2)
OF THE SECURITIES ACT (ONTARIO), SECTION 85(1) OF THE SECURITIES
ACT (BRITISH COLUMBIA), SECTION 118(1) OF THE SECURITIES ACT
(ALBERTA) AND SECTION 73 OF THE SECURITIES ACT (QUEBEC)

NOTE:	This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE:
Every report required to be filed under Section 85(1) of the Securities Act (the "Act") must be sent to the British Columbia Securities Commission (the "Commission") in an envelope addressed to the Commission and marked "Continuous Disclosure".

NOTE:

WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS, PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS "CONFIDENTIAL – SECTION 85" AND PLACE EVERYTHING THAT IS REQUIRED TO BE FILED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION AND MARKED "CONFIDENTIAL".

NOTE ALSO THAT FOR A SEDAR FILING, THE PRESS RELEASE SHOULD BE FILED AS A SEPARATE DOCUMENT FROM THE FORM 27.

Item 1.	Reporting Issuer State the full name and address of the principal office in Canada of the reporting issuer: Voice Mobility International, Inc. Suite 100, 4190 Lougheed Hwy Burnaby, B.C. V5C 6A8

Item 2.	Date of Material Change March 4, 2004

Item 3.

Press Release

State the date and place(s) of issuance of the press release issued under section 85(1) of the Act.

The Press Release dated March 9, 2004 was forwarded to the Toronto Stock Exchange and disseminated via CCN Matthews.

A copy of the Press Release is attached as Schedule "A".

Item 4.	Summary of Material Change Provide a brief but accurate summary of the nature and substance of the material change.

Item 5.

Full Description of Material Change

Supplement the summary required under item 4 with the disclosure which should be sufficiently complete to enable a reader to appreciate the significance of the material change without reference to other material. Management is in the best position to determine what facts are significant and must disclose those facts in a meaningful manner. See also item 7.

The description of the significant facts relating to the material change will therefore include some or all of the following: dates, parties, terms and conditions, description of any assets, liabilities or capital affected, purpose, financial or dollar values, reasons for the change, and a general comment on the probable impact on the reporting issuer or its subsidiaries. Specific financial forecasts would not normally be required to comply with this form.

The above list merely described examples of some of the facts which may be significant. The list is not intended to be inclusive or exhaustive of the information required in any particular situation.

For a full description of the material change, see Schedule "A".

Item 6.	Reliance on Section 85(2) of the Act and equivalent sections of other jurisdictions If the report is being filed on a confidential basis, state the reasons for such reliance. Not Applicable.

Item 7.

Omitted Information

In certain circumstances where a material change has occurred and a material change report has been or is about to be filed but section 85(3) of the Act will no longer or will not be relied upon, a reporting issuer may nevertheless believe one or more significant facts otherwise required to be disclosed in the material change report should remain confidential and not be disclosed or not be disclosed in full detail in the material change report.

State whether any information has been omitted on this basis and provide the reasons for any omission in sufficient detail to permit the Commission to exercise its discretion under section 169(4) of the Act.

The reasons for the omission may be contained in a separate letter filed as provided in section 151 of the Rules.

Not Applicable.

Item 8.	Senior Officer The following Senior Officer of the Company is available to answer questions regarding this report. Randy G. Buchamer Chief Executive Officer (604) 675-7616

Item 9.	Statement of Senior Officer The foregoing accurately discloses the material change referred to herein.

Dated at Burnaby, B.C., this 9th day of March 2004.

VOICE MOBILITY INTERNATIONAL, INC.

Per:

Randy G. Buchamer,
Chief Executive Officer

Schedule A

Voice Mobility Closes Interim Financing

VANCOUVER, BC, CANADA – March 9, 2004 – Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, today announced it has closed an interim private placement of 900,000 units at a purchase price of Cdn$1.15 per unit for aggregate gross proceeds to the Company of Cdn$1,035,000.

Each unit consists of one common share in the capital of the Company and one-half of one share purchase warrant. Each whole share purchase warrant will entitle the holder to purchase one common share at the price of Cdn$1.36 per share for a period of three years from the closing of the private placement. Additionally, 33,750 finders' units were issued to Raymond James Ltd. on the same terms as noted above.

“The appreciation of the company’s share value has enabled the placement of an interim equity financing. We will conduct a larger, strategic equity financing later this year,” said Randy Buchamer, CEO. “The proceeds will be used to implement our strategic plan.”

About Voice Mobility

Voice Mobility markets and develops next generation messaging solutions that provide all of the enhanced features and functionality of unified communications while ensuring integration with and replacement of existing voice messaging systems. Voice Mobility markets its software suite to telephone companies and service providers in both mature and new growth markets.

Voice Mobility’s enhanced messaging solution offers a lower cost of system ownership that allows carriers and service providers to cease spending capital on legacy equipment, and that provides seamless migration of paying customers from first generation systems to second generation technology, new revenue streams through the incremental marketing of enhanced features, and competitive differentiation.

For Voice Mobility customers, this means increased share of their existing customers’ wallet, increased customer loyalty and the ability to attract new customers with incremental services. For more information about Voice Mobility, visit www.voicemobility.com.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000

FORWARD-LOOKING (SAFE HARBOR) STATEMENT
Statements in this press release that relate to future results, strategies and events are based on the Company's current expectations. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, future sales, product demand, growth of the messaging industry, competition, exchange rate fluctuations, the effect of economic conditions and technological difficulties and other risks detailed in Voice Mobility's filings with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.